Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”) is made as of June 24, 2026, by and among Healthcare Triangle, Inc., a Delaware corporation (the “Company”), and SecureKloud Technologies, Ltd., a Indian corporation (“SecureKloud”).

RECITALS

WHEREAS, in consideration for the acquisition of substantially all of the assets of SecureKloud Technologies Inc, the Company issued 1,600,000 shares of its Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”) to SecureKloud, pursuant to an Asset Transfer Agreement (the “Asset Transfer Agreement”), dated October 21, 2024 between the Company and SecureKloud;

WHEREAS, the Series B Preferred Stock were at the time of its issuance convertible into 16,000,000 shares of the Company’s common stock (on a pre-split basis) at the option of the holder at any time on and after the effective date of the Company’s stockholders approval of such conversion (the “Stockholders’ Approval”) and such shares of common stock had at the time of issuance a market value of approximately $7.2 million;

WHEREAS, subsequent to the issuance of the Series B Preferred Stock to SecureKloud and prior to the effectiveness of any Stockholders’ Approval, the Company effected two reverse stock splits that were in the aggregate at a ratio 1:14,940 resulting in the number of shares of common stock underlying the Series B Preferred Stock decreasing from 16,000,000 to $1,071 with a market value of approximately $2,463;

WHEREAS, SecureKloud owes the Company $626,000 for receivables transferred by the Company over and above the amounts which the Company has advanced to SecureKloud for the development of certain software ($3.2 million),;

WHEREAS, SecureKloud was unable to convert the Series B Preferred Stock into the Company’s common stock prior to the reverse stock splits and realize the value of the consideration it received under the Asset Transfer Agreement, the Company has agreed to issue SecureKloud 2,828,167 shares of the Company’s common stock (the “Exchange Shares”) to SecureKloud’s subsidiary Blockedge Technologies Inc as a make whole to SecureKloud.

NOW, THEREFORE, in consideration of settlement of the amounts owed by SecureKloud to the Company over and above the amounts which the Company has advanced to SecureKloud for the development of certain software, and the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I.      EXCHANGE

1.01            The Exchange. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), SecureKloud shall transfer, assign, convey, and deliver to the Company, free and clear of all liens, all of SecureKloud’s right, title, and interest in the Series B Preferred Stock and shall execute the Preferred Stock Transfer and Assignment attached hereto as Exhibit A (The “Assignment”) and, in exchange therefor, the Company shall issue and deliver the Exchange Shares to SecureKloud (the “Exchange”).

1.02            Stockholder Approval. Prior to the Closing, the Company shall obtain Stockholders’ Approval as required by Nasdaq Rule 5635 (b).

1.03            Closing. The closing of the Exchange (the “Closing”) shall occur automatically following Stockholders’ Approval and the execution by SecureKloud of the Assignment and a confirmation from the Company’s transfer agent that the Exchange Shares are in the process of being issued to SecureKloud or its nominees pursuant to Section 1.04 of this Agreement.

1.04            Exchange Shares Issuance. SecureKloud may in writing direct the Company to issue the Exchange Shares to any of its nominees.

1.04            Other Documents. The Company and SecureKloud shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Exchange pursuant to the terms of this Agreement.

ARTICLE II.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to SecureKloud as of the date hereof as follows:

2.01            Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

2.02            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Securities in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company, and no further consent or authorization of the Company or its board of directors or stockholders is required. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

2.03            No Conflicts. The execution, delivery, and performance of this Agreement by the Company does not and will not (a) violate or conflict with the certificate of incorporation or bylaws of the Company; (b) violate any law, rule, regulation, order, judgment, or decree applicable to the Company; or (c) conflict with, result in a breach of, or constitute a default under any material contract, agreement, or instrument to which the Company is a party or by which the Company is bound, except to the extent that it would not have a material adverse effect upon the ability of the Company to consummate the Exchange.

2.04            No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Exchange Shares by any form of general solicitation or general advertising. The Company is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Company has offered the Exchange Shares for sale only to accredited investors.

2.05            Investment Company. The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Securities, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF SECUREKLOUD

SecureKloud represents and warrants to the Company as of the date hereof as follows:

3.01            Organization and Standing of SecureKloud. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.02            Authorization and Power. It has the requisite power and authority to enter into and perform this Agreement and to sell, assign, transfer and deliver its Senior Preferred Units hereunder. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and in accordance with the laws of its jurisdiction of formation, and no further consent or authorization of SecureKloud or its board of directors or equity holders is required to enter into and perform this Agreement. When executed and delivered by SecureKloud, this Agreement shall constitute the valid and binding obligations of SecureKloud enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

3.03            No Conflicts. The execution, delivery, and performance of this Agreement by SecureKloud does not and will not conflict with or result in any violation of, breach of default by SecureKloud (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, under any provision of any organizational documents of SecureKloud including, without limitation, its incorporation or formation papers, bylaws, indenture, or trust, partnership or operation agreement, as may be applicable, (b) violate any law, rule, regulation, order, judgment, or decree applicable to SecureKloud; or (c) conflict with, result in a breach of, or constitute a default under any contract, agreement, or instrument to which such SecureKloud.

3.04            Ownership. SecureKloud is the sole owner of all right, title and interest in and to the Series B Preferred Stock.

3.05            Accredited Investor Status. SecureKloud is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Securities. SecureKloud has not been organized or reorganized (as such terms are interpreted under the Investment Company Act) for the specific purpose of acquiring the Securities (as defined below) or otherwise investing in the Company.

3.06            Investment Intent. SecureKloud is acquiring the Company’s common stock as principal for its own account and has no direct or indirect arrangement or understandings with any other persons. SecureKloud is acquiring the Company’s common stock hereunder for its personal account for investment purposes or in the ordinary course of its business.

3.07            Securities Not Registered. SecureKloud understands that the Exchange Shares have not been registered under the Securities Act or any applicable state securities laws, and the Exchange Shares may not be transferred unless (a) the Securities are sold pursuant to an effective registration statement under the Securities Act, (b) SecureKloud shall have delivered to the Company an opinion of counsel (which may be counsel to the Company) that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) the Exchange Shares are sold pursuant to Rule 144 under the Securities Act or other applicable exemption.

ARTICLE IV.      OTHER AGREEMENTS OF THE PARTIES

4.01            Registration Rights. The Company shall include the Exchange Shares in the next registration statement following the Closing that the Company files with the SEC providing for the resale of securities held by stockholders of the Company on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

4.02            Restrictive Legends. For so long as the Securities have not been sold in accordance with an exemption from the registration requirements of the Securities Act, any certificates or book-entries representing the Securities shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL (IF THE COMPANY SO REQUESTS), IS AVAILABLE.”

ARTICLE V.      MISCELLANEOUS

5.01            Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by (i) the Company and (ii) SecureKloud.

5.02            Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

5.03            Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

5.04            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties, except that the Company may assign its rights and obligations hereunder to any affiliate or successor entity without consent.

5.05            Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.06            Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

HEALTHCARE TRIANGLE, INC..

By:	/s/ David Ayanoglou
Name:	David Ayanoglou

SECUREKLOUD TECHNOLOGIES, INC.

By:	/s/ Suresh Venkatachari
Name:	Suresh Venkatachari
Title:	Chief Executive Officer

Exhibit A

Preferred Stock Transfer and Assignment

Dated: July 17, 2026

For valuable consideration received pursuant to the Securities Exchange Agreement dated July 17, 2026, SecureKloud Technologies, Inc. hereby transfers and assigns all of its right title and interest to 1,600,000 shares of Healthcare Triangle, Inc. (the “Company”) Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to the Company and hereby acknowledges that pursuant to Section 8(g) of the Certificate of Designations, Rights and Preferences of the Series B Preferred Stock, upon the execution of this Preferred Stock Transfer and Assignment by SecureKloud Technologies, Inc. all 1,600,000 shares of Series B preferred Stock shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock

SECUREKLOUD TECHNOLOGIES, INC.

By:
Name:
Title: